UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
Amendment No. 5*

SYNEOS HEALTH, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

45329R109
(CUSIP Number)

Michael J. Aiello, Esq.
Sachin Kohli , Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 3, 2021
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,108,713 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,108,713 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,108,713 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.82% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of March 3, 2021, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the Issuer’s Prospectus Supplement dated March 1, 2021, and filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021 (the “March 2021 Prospectus Supplement”).

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Holdco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,108,713 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,108,713 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,108,713 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.82% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As March 3, 2021, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,108,713 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,108,713 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,108,713 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.82% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of March 3, 2021, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Equity Advisors VI (2019), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,533,525 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,533,525 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,533,525 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.45% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VI (2019), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,533,525 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,533,525 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,533,525 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.45%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Fund VI (2019) Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
71,826 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
71,826 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,826 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Equity Advisors VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6,398,133 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6,398,133 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,398,133 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.19% (1)(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of March 3, 2021, includes shares directly owned by THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P. and THL Executive Fund VII, L.P.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Equity Fund VII Investors (inVentiv), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
4,413,088 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
4,413,088 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,413,088 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.27% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
676,507 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
676,507 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
676,507 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.65% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H Lee Parallel Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
533,792 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
533,792 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
533,792 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel (Cayman) Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
715,447 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
715,447 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
715,447 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.69% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Executive Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
59,299 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
59,299 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
59,299 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.06% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Fund VII Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
103,167 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
103,167 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
103,167 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Managers VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,490 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,490 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,490 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
THL Managers VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
572 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
572 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
572 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of March 3, 2021.

(2) Based on 103,320,013 shares of Common Stock outstanding, as reported in the March 2021 Prospectus Supplement.

This Amendment No. 5 (“Amendment No. 5”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended from time to time, the “Schedule 13D”).  Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 5 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 is supplemented as follows:

The information set forth under Item 5 of this Amendment No. 4 is incorporated herein by reference.

On March 3, 2021, the THL Selling Stockholders (as defined below) sold an aggregate of  3,718,778 shares of Common Stock to Goldman Sachs & Co. LLC (the “March 2021 Underwriter”) for $74.175 per share as part of an underwritten public offering (the “March 2021 Offering”), pursuant to the Underwriting Agreement, dated March 1, 2021 (the “March 2021 Underwriting Agreement”), by and among Fund VI 2019, Fund VI 2019 Coinvest, Equity Fund VII inVentiv, Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, Fund VII Coinvest, Managers VI and Managers VII (the “THL Selling Stockholders”), certain other selling stockholders, the Issuer and the March 2021 Underwriter. Specifically, (i) Equity Fund VII sold 286,138 shares of Common Stock, (ii) Parallel Fund VII sold 225,774 shares of Common Stock, (iii) Parallel (Cayman) Fund VII sold 302,608 shares of Common Stock, (iv) Executive Fund VII sold 25,082 shares of Common Stock, (v) Fund VII Coinvest sold 43,636 shares of Common Stock, (vi) Equity Fund VII inVentiv sold 1,866,574 shares of Common Stock, (vii) Fund VI 2019 sold 937,713 shares of Common Stock, (viii) Fund VI 2019 Coinvest sold 30,380 shares of Common Stock, (ix) Managers VI sold 631 shares of Common Stock, and (x) Managers VII sold 242 shares of Common Stock in the March 2021 Offering to the March 2021 Underwriter.  The March 2021 Offering was made pursuant to the Issuer’s shelf registration statement on Form S-3 (File No. 333-228559), as supplemented by a prospectus, dated March 1, 2021, and filed with the SEC on March 3, 2021 (the “March 2021 Prospectus Supplement”).

In connection with the March 2021 Offering, the THL Selling Stockholders and Thomas H. Lee Partners, L.P. (“THL”) entered into customary “lock-up” agreements with the March 2021 Underwriter, dated March 1, 2021 (the “March 2021 Lock-up Agreements”), pursuant to which the THL Selling Stockholders and THL generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the March 2021 Offering without prior written consent from the March 2021 Underwriter.

In connection with the March 2021 Offering, on March 3, 2021, the THL Selling Stockholders sold an aggregate of 277,176 shares of Common Stock at $74.175 per share in a private sale to the Company (the “March 2021 Private Sale”), pursuant to the Stock Repurchase Agreement, dated as of February 26, 2021 (the “Repurchase Agreement”), by and between the THL Selling Stockholders, the Company and certain other selling stockholders. Specifically, (i) Equity Fund VII sold 20,586 shares of Common Stock, (ii) Parallel Fund VII sold 16,243 shares of Common Stock, (iii) Parallel (Cayman) Fund VII sold 21,771 shares of Common Stock, (iv) Executive Fund VII sold 1,806 shares of Common Stock, (v) Fund VII Coinvest sold 3,139 shares of Common Stock, (vi) Equity Fund VII inVentiv sold 134,290 shares of Common Stock, (vii) Fund VI 2019 sold 77,095 shares of Common Stock, (viii) Fund VI 2019 Coinvest sold 2,186 shares of Common Stock, (ix) Managers VI sold 45 shares of Common Stock, and (x) Managers VII sold 17 shares of Common Stock to the Company.

On March 3, 2021, Fund VI 2019 distributed 133,875 shares of Common Stock in an in-kind distribution (the “March 2021 Distribution”) to its general partner, which in turn, distributed such shares to its general partner for further distribution, in each case, for no additional consideration and in accordance with the relevant terms of the applicable fund’s partnership agreement.

The foregoing descriptions of the March 2021 Underwriting Agreement, the March 2021 Lock-up Agreements and the Repurchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the March 2021 Underwriting Agreement, a copy of which is attached as Exhibit 99.11, a form of the Lock-up Agreement attached as Annex IV to the March 2021 Underwriting Agreement, and the Repurchase Agreement, a copy of which is attached as Exhibit 99.12, all of which are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 5 as of March 3, 2021, are incorporated herein by reference.  As of March 3, 2021, after giving effect to the March 2021 Offering, the March 2021 Private Sale and the March 2021 Distribution, the Reporting Persons beneficially own, in the aggregate, 9,108,713 shares of Common Stock, which represents 8.82% of the Common Stock issued and outstanding.  The following table sets forth the number of shares and percentage of Common Stock owned by each Reporting Person.  The percentage of Common Stock owned was calculated based on 103,320,013 shares of Common Stock outstanding following the completion of the transactions contemplated by the Repurchase Agreement, as reported in the March 2021 Prospectus Supplement.

Reporting Persons	Number of Shares Beneficially Owned	Percentage of Common Stock
Thomas H. Lee Advisors, LLC	9,108,713	8.82%
THL Holdco LLC	9,108,713	8.82%
Thomas H. Lee Partners, L.P.	9,108,713	8.82%
THL Equity Advisors VI (2019), LLC	2,533,525	2.45%
Thomas H. Lee Equity Fund VI (2019), L.P.	2,533,525	2.45%
THL Fund VI (2019) Coinvestment Partners, L.P.	71,826	0.07%
THL Equity Advisors VII, LLC	6,398,133	6.19%
THL Equity Fund VII Investors (inVentiv), L.P.	4,413,088	4.27%
Thomas H. Lee Equity Fund VII, L.P.	676,507	0.65%
Thomas H. Lee Parallel Fund VII, L.P.	533,792	0.52%
Thomas H. Lee Parallel (Cayman) Fund VII, L.P.	715,447	0.69%
THL Fund VII Coinvestment Partners, L.P.	103,167	0.10%
THL Executive Fund VII, L.P.	59,299	0.06%
THL Managers VI, LLC	1,490	Less than 0.01%
THL Managers VII, LLC	572	Less than 0.01%

On account of the THL Stockholders’ Agreement (as defined and more fully described in Item 6 of the Schedule 13D), the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Other than as reported in this Amendment No. 5, no Reporting Person has entered into any transactions in the securities of the Issuer within the last 60 days.

(d) Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 5 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

99.11
Underwriting Agreement, dated March 1, 2021, by and among the THL Selling Stockholders, Goldman Sachs & Co. LLC, certain other selling stockholders and the Issuer (incorporated by reference to Exhibit 1.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).

99.12
Stock Repurchase Agreement, dated February 26, 2021, by and between the THL Selling Stockholders, certain other stockholders and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).

99.13*	Joint Filing Agreement.

* Filed herewith

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 5, 2021	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL HOLDCO, LLC

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC, its General Partner
By: THL Holdco, LLC, its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL EQUITY ADVISORS VI (2019), LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THOMAS H. LEE EQUITY FUND VI (2019), L.P.
By: THL Equity Advisors VI (2019), LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL EQUITY FUND VI (2019) COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL EQUITY ADVISORS VII, LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL FUND VII COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL EQUITY FUND VII INVESTORS (INVENTIV), L.P.
THOMAS H. LEE EQUITY FUND VII, L.P.
THOMAS H. LEE PARALLEL FUND VII, L.P.
THOMAS H. LEE PARALLEL (CAYMAN) FUND VII, L.P.
THL EXECUTIVE FUND VII, L.P.
By: THL Equity Advisors VII, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL MANAGERS VI, LLC

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: March 5, 2021	THL MANAGERS VII, LLC

	By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds